EXHIBIT 99.1

CONTACT:
Bernie Hertel Investor Relations Phone: (858) 410-3101	Susan Neath Atkins + Associates Phone: 858-527-3486

Genetronics Announces Reverse Stock Split

SAN DIEGO, CA., September 13, 2004 — Genetronics Biomedical Corporation (AMEX: GEB), a late stage developer of cancer and other therapies using electroporation-enabled delivery of drugs, DNA vaccines, and genes, announced today that the company’s board of directors has approved a 1-for-4 reverse stock split of its shares. The common stock will begin trading on a reverse split basis on the American Stock Exchange as of the opening of trading today, Monday, September 13, 2004. There is no symbol change.

Total shares voted, 56,578,878, was equal to 66.2% of total voteable shares (voteable shares include common shares plus common-share-equivalent voting rights attached to outstanding preferred shares). Shares voted in favor of the reverse split amounted to 49,201,399, or 87% of votes cast.

“Our company’s shareholders clearly indicated their strong support for the proposed reverse split, and the board of directors and management moved decisively to implement this resolution,” said Avtar Dhillon, MD, President & CEO. “We believe we are in a solid position to continue to execute on the fundamentals that will allow us to advance our electroporation therapy towards commercialization, which is expected to begin in 2005 in Europe.”

About Genetronics Biomedical Corporation

Genetronics Biomedical Corporation is a late stage biomedical company focused on building an oncology franchise based on its proprietary electroporation therapy. The therapy targets a significant unmet clinical need: the selective killing of cancer cells and local ablation of solid tumors while preserving healthy tissue. The company is moving its lead product, the MedPulser® Electroporation Therapy System, through pre-marketing studies for head and neck cancer in Europe, where it has CE Mark accreditation, and a U.S. Phase III pivotal study for recurrent head and neck cancer. Merck, Chiron, the US Navy, Vical and other partners are also employing Genetronics’ electroporation technology, which enhances local delivery of drugs and DNA, in their developments of novel DNA vaccines and gene therapies. Genetronics is a leader in electroporation, with over 240 patents worldwide that are issued, allowed or pending. More information can be obtained at www.genetronics.com.

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This press release contains certain forward-looking statements relating to Genetronics’ plans to develop its electroporation drug and gene delivery technology and to maximize shareholder value. Actual events or results may differ from Genetronics’ expectations as a result of a number of factors, including the uncertainties inherent in clinical trials and product development programs, evaluation of potential opportunities, the level of corporate expenditures, the assessment of Genetronics’ technology by potential corporate partners, and capital market conditions, and others set forth in the Genetronics Annual Report, on Form 10-K for the 12-month period ending December 31, 2003, and the Form 10-Q for the 3-month period ending March 31, 2004, and other regulatory filings. There can be no assurance that any product in the Genetronics product pipeline will be successfully developed or manufactured, or that final results of human pilot studies or clinical studies will be supportive of regulatory approvals required to market Licensed Products. The American Stock Exchange has not reviewed and do not accept responsibility for the adequacy or accuracy of this release.

Genetronics Biomedical Corporation • 11199 Sorrento Valley Road • San
Diego, California 92121-1334
Telephone: (858) 597-6006 • Fax: (858) 597-0119 • Email: geb@genetronics.com